Exhibit 99.1
HILLENBRAND, INC. REPORTS SECOND QUARTER
REVENUE OF $191.4 MILLION, UP 5.6% OVER PRIOR YEAR, AND
CONFIRMS 2008 EARNINGS GUIDANCE
BATESVILLE, Ind. May 13, 2008, Hillenbrand, Inc. (NYSE:HI) — /PR Newswire-First Call/) Hillenbrand, Inc. reported second-quarter revenue of $191.4 million versus $181.2 million for the prior year’s second quarter, up 5.6 percent. The increased revenue was favorably impacted by a more typical pneumonia and influenza season than we have experienced during the last several years and the ability of our sales and distribution organizations to capitalize on those conditions. Gross profit increased $3.2 million due to the increased sales with some unfavorable impact from higher health care expenses, direct fuel costs and fuel surcharges imposed by many of our suppliers.
Second-quarter operating profit of $40.9 million includes the effects of one-time separation costs of $12.9 million and incremental corporate costs of $2.6 million. Excluding these costs, the operating results from our core casket and cremation business showed a solid growth rate in excess of our revenue growth rate. We currently expect our annual public company costs to be $17 million to $19 million in fiscal 2009.
An additional separation-related impact on our financial performance is the increase in our tax rate from 36.2 percent to 43.0 percent because certain non-recurring separation costs are not deductible. We do not expect this tax rate to continue at the current level.
As a result of the factors noted above, our GAAP net income for the quarter was $23.3 million or $0.37 fully diluted earnings per share, down from $33.3 million or $0.53 fully diluted earnings per share reported in the second quarter of the prior year. Excluding anti-trust litigation and separation costs, net income of $34.5 million was essentially unchanged in the quarter as improved operating results offset the incremental corporate costs discussed above. Cash flow from operations for the quarter was $26.8 million.
“Overall, the operating results of our core business reflect better performance than the prior year in key areas of the company despite increased costs for health care, fuel and commodities,” said Kenneth A. Camp, president and CEO of Hillenbrand, Inc. “Although we expect to face increased fuel and commodity cost pressures in the second half of the year, we are reaffirming our previous guidance for the 2008 fiscal year.”
“Our leadership team is invigorated by the reception we have received as a new publicly traded company and we are excited about continuing to explore growth opportunities to build long-term value for our shareholders,” Camp concluded.

OUTLOOK FOR 2008
The company reaffirms the following guidance for fiscal 2008:
$ and shares in millions, except per share amounts

	FY ending September 30
		2008 Range
	2007	Low	High

Net revenues	$667	$668	$686
Income before taxes	$157	$131	$149
Tax rate	36.6%	38.7%	38.1%
Net income	$100	$80	$93
Diluted shares outstanding	63	63	63
Diluted net income per share	$1.59	$1.27	$1.47

Excluding non-recurring charges (Anti-trust and separation expenses*)
Net income		$103	$113
Diluted net income per share		$1.64	$1.79
* See table on non-GAAP disclosures and reconciliations
Additional assumptions and discussion will be provided during the company’s conference call to be held later today.

Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 5 p.m. EDT Tuesday, May 13, 2008. During the event, management will discuss the results for the fiscal second quarter ended March 31, 2008, along with expectations for the remainder of fiscal 2008. The webcast is available at http://www.hillenbrandinc.com and will be archived on the company’s Web site through May 12, 2009, for those unable to listen to the live webcast.
Participants may listen to the conference call by dialing 1-877-397-0300 (1-719-325-4851 for international callers). A replay of the call will be available through May 27, 2008, at 1-888-203-1112 (1-719-457-0820 for international callers). Please use the confirmation code 9845397.
Non-GAAP Financial Disclosures and Reconciliations for Second Quarter
While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand, Inc. uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

	Second Quarter 2007			Second Quarter 2008			Guidance Mid-Point for 2008
		Income	Net		Income	Net		Income	Net
(Dollars in millions)	Pre-tax	Taxes	income	Pre-tax	Taxes	income	Pre-tax	Taxes	income
GAAP income	$52.2	$18.9	$33.3	$40.8	$17.5	$23.3	$140.0	$53.8	$86.2

Antitrust litigation	2.0	0.7	1.3	0.9	0.3	0.6	12.0	4.4	7.6
Separation costs	0.0	0.0	0.0	12.9	2.3	10.6	17.0	2.9	14.1

Adjusted income	$54.2	$19.6	$34.6	$54.6	$20.1	$34.5	$169.0	$61.1	$107.9

Hillenbrand, Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Amounts in millions, except per share data)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2008	2007	2008	2007
Net revenues	$191.4	$181.2	$354.3	$343.4
Cost of goods sold	108.2	101.2	204.2	194.6

Gross profit	83.2	80.0	150.1	148.8
Operating expenses (including separation costs of $12.9 and $14.1 in the three- and six-month periods ending March 31, 2008, respectively)	42.3	28.2	70.8	54.9

Operating profit	40.9	51.8	79.3	93.9
Interest expense	—	—	—	—
Investment income and other	(0.1)	0.4	(0.5)	—

Income before income taxes	40.8	52.2	78.8	93.9
Income tax expense	17.5	18.9	31.5	34.5

Net income	$23.3	$33.3	$47.3	$59.4

Income per common share - basic and diluted	$0.37	$0.53	$0.76	$0.95

Average common shares outstanding - basic and diluted	62.5	62.5	62.5	62.5
See Notes to Consolidated Financial Statements

Hillenbrand, Inc.
Consolidated Balance Sheets (Unaudited)
(Dollars in millions)

	March 31	September 30
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$125.9	$11.9
Receivable from Hill-Rom Holdings, Inc.	15.4	—
Short-term investments	55.3	—
Trade receivables, net	101.8	90.9
Inventories	49.7	47.5
Deferred income taxes	18.8	16.0
Prepaid income taxes	14.9	0.3
Other current assets	6.9	3.6

Total current assets	388.7	170.2
Property, net	93.7	88.9
Intangible assets, net	21.3	23.0
Investments	152.5	—
Prepaid pension costs	1.7	1.6
Deferred income taxes	10.8	16.2
Due from Hill-Rom Holdings, Inc.	9.1	—
Other	21.0	16.7

Total Assets	$698.8	$316.6

LIABILITIES
Current Liabilities
Revolving credit facility	$250.0	$—
Trade accounts payable	19.8	18.3
Accrued compensation	23.1	20.6
Accrued customer rebates	18.8	20.3
Other current liabilities	20.5	16.6
Due to Hill-Rom Holdings, Inc.	20.2	—

Total current liabilities	352.4	75.8
Deferred compensation, long-term portion	7.3	8.6
Accrued pension and postretirement healthcare, long-term portion	38.9	28.1
Other long-term liabilities	31.2	23.2

Total Liabilities	429.8	135.7

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Parent company equity	—	193.5
Common stock, no par value	—	—
Additional paid-in-capital	283.3	—
Retained earnings	—	—
Accumulated other comprehensive loss	(14.3)	(12.6)

Total Shareholders’ Equity	269.0	180.9

Total Liabilities and Shareholders’ Equity	$698.8	$316.6

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
Throughout this announcement and the related conference call, we make a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, “forward-looking statements” are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal
become	pursue	estimate	will	forecast	continue
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify “forward-looking statements.” The absence of any of these words, however, does not mean that the statement is not “forward-looking.”
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements, and include, but are not limited to: the antitrust and other litigation in which the Company is currently or may potentially become a defendant; the Company’s dependence on its relationships with several large national providers; continued fluctuations in mortality rates and increased cremations; failure of the Company’s announced strategic initiatives to achieve expected growth, efficiencies, or cost reductions; disruptions in the Company’s business or other adverse consequences resulting from the spin-off of the Company from Hillenbrand Industries, Inc.; competition from nontraditional sources in the funeral service business; increased costs or unavailability of raw materials; the ability to retain executive officers and other key personnel; and certain tax-related matters. Additional information concerning these and other factors are contained in our filings with the Securities and Exchange Commission. We assume no obligation to update or revise any forward-looking statements.
ABOUT HILLENBRAND, INC.
Hillenbrand, Inc. is the holding company for Batesville Casket Company, a leader in the North American death care industry through the manufacture, distribution and sale of funeral service products to licensed funeral establishments. Batesville sells primarily burial caskets, but also provides cremation caskets, containers and urns, and selection room display fixturing for funeral establishments.
Batesville’s mission is to provide funeral directors with the highest quality products and services; in a phrase, “helping families honor the lives of those they love.” ®
www.hillenbrandinc.com
CONTACT INFORMATION
Investor Relations, Hillenbrand, Inc.
Contact: Mark R. Lanning, Vice President, Investor Relations, and Treasurer
Phone: 812-934-7256
Email: mrlanning@hillenbrand.com